                                                                    EXHIBIT 99.1




MINNEAPOLIS, May 5, 2003 -- J.L. French Automotive Castings, Inc., today (the "Company") announced results for its first quarter ended March 31, 2003. For the quarter, revenues were $143.6 million, an increase of 6.6 percent compared with revenues of $134.7 million in the 2002 period. Operating income was $14.6 million compared to $12.8 million in the prior-year quarter, a 14.1 percent increase. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 6.1 percent to $26.2 million from $24.7 million in the first quarter of 2002. EBITDA before the impact of loss contract reserves increased
18.0 percent to $25.5 million in the 2003 first quarter compared to $21.6 million in the 2002 period.

         In commenting on first-quarter results, David S. Hoyte, president and chief executive officer, said, "While our sales increased approximately 6.6 percent, we were able to increase cash EBITDA by 18.0 percent. The improvement is the result of new business at our foreign operations and aggressive cost reductions at all of our facilities. All of our cost reduction initiatives continue to be on target, including the closure of our Grandville, Michigan facility. In addition, the progress on our backlog of new business awards continues to be on schedule."

         Beginning in 2003, the Company began classifying certain plant related expenses as cost of sales. Previously, these costs were classified as selling, general and administrative expenses. Results for the three months ended March 31, 2002 have been reclassified to conform to the new presentation. The reclassification had no impact on previously reported operating income, EBITDA or net income.

         Cash interest expense increased from $12.0 million in the first quarter of 2002 to $15.2 million in 2003. The increase is the result of higher weighted average interest rates in the 2003 period. Non-cash deferred interest and amortization of debt costs increased from $0.6 million in 2002 to $3.2 million in 2003, primarily as a result of the December 2002 financing transactions.

         During the three months ended March 31, 2003, the Company recorded a non-cash charge of $1.7 million related to exchange rates on debt denominated in foreign currencies.



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         The following table reconciles operating income to EBITDA and EBITDA before the impact of loss contract reserves for the three months March 31, 2003 and 2002 (in thousands):

                                                    Three Months Ended March 31,
                                                  -------------------------------
                                                    2003                    2002
                                                  -------                 -------
     Operating income                             $14,582                 $12,815

     Depreciation and amortization                 11,597                  11,846
                                                  -------                 -------

         EBITDA(1)                                 26,179                  24,661

     Loss contract reserve reversals                 (663)                 (3,033)
                                                  -------                 -------
         EBITDA before the impact
           of loss contract reserve
           reversals                              $25,516                 $21,628
                                                  =======                 =======



(1) The Company presents EBITDA and EBITDA before the impact of loss contract reserve reversals as management believes that these financial measures are more useful given the nature of the business, recent acquisitions, and investors' analysis of the business.

ABOUT J.L. FRENCH AUTOMOTIVE CASTINGS, INC.

        J.L. French Automotive Castings, Inc., is a leading global designer and manufacturer of highly engineered aluminum die cast automotive parts including oil pans, engine front covers and transmission cases. The company has manufacturing facilities in Sheboygan, Wis.; Benton Harbor, Mich.; Glasgow, Ky.; San Andres de Echevarria, Spain; Saltillo, Mexico; as well as five plants in the United Kingdom. The company is based in Sheboygan, Wis., and has its corporate office in Minneapolis, Minn.

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. These statements are based on certain assumptions that the company has made in light of its experience in the industry as well as its perspective of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to (i) expected synergies, economies of scale and cost savings from the company's acquisitions not being fully realized or realized within the expected time frames; (ii) unanticipated difficulties servicing the level of indebtedness at the company, (iii) costs or operational difficulties related to integrating the operations of the acquired entities with those of the company being greater than expected; (iv) labor disputes involving the company or its significant customers, (v) risks associated with conducting business in foreign countries, and (vi) general economic or business conditions affecting the automotive industry, either nationally or regionally, being less favorable than expected.



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             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                       (AMOUNTS IN THOUSANDS - UNAUDITED)



                                                                                   Three Months Ended March 31,
                                                                                 --------------------------------
                                                                                     2003                2002
                                                                                 ------------        ------------
Sales                                                                            $    143,621        $    134,714

Cost of sales                                                                         124,961             118,207
                                                                                 ------------        ------------

  Gross profit                                                                         18,660              16,507

Selling, general and administrative expenses                                            4,078               3,692
                                                                                 ------------        ------------

  Operating income                                                                     14,582              12,815

Interest expense, net:
   Cash interest expense, net                                                          15,179              11,980
   Deferred interest and exit fees                                                      2,253                  --
   Amortization of debt issuance costs and discount                                       947                 577
                                                                                 ------------        ------------

                   Total interest expense, net                                         18,379              12,557

Other expense, non cash foreign currency charge                                         1,695                  --
                                                                                 ------------        ------------

  (Loss) income before provision for income taxes and cumulative effect                (5,492)                258
      of change in accounting principle

Provision for income taxes                                                                 68                 363
                                                                                 ------------        ------------

Loss before cumulative effect of change in accounting principle                        (5,560)               (105)

Cumulative effect of change in accounting principle, writeoff of goodwill                  --            (202,622)
v                                                                                ------------        ------------

  Net loss                                                                       $     (5,560)       $   (202,727)
                                                                                 ============        ============




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             J.L. FRENCH AUTOMOTIVE CASTINGS, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                                                      March 31,            December 31,
                  Assets                                                2003                   2002
                                                                        ----                   ----
                                                                     (unaudited)
Current assets:
  Cash and cash equivalents                                           $   2,060             $   3,337
  Accounts receivable, net                                               53,478                49,574
  Inventories                                                            36,954                35,357
  Other current assets                                                   15,739                13,437
                                                                    -------------         -------------
     Total current assets                                               108,231               101,705

Property, plant and equipment, net                                      249,033               250,969
Goodwill                                                                 95,477                95,171
Intangible and other assets, net                                         16,640                17,094
                                                                    -------------         -------------
                                                                      $ 469,381             $ 464,939
                                                                    =============         =============

     Liabilities and Stockholders' Deficit

Current liabilities:
  Current maturities of long-term debt                                $  13,542             $  12,342
  Accounts payable                                                       61,283                56,187
  Accrued liabilities                                                    42,010                31,107
                                                                    -------------         -------------
     Total current liabilities                                          116,835                99,636

Long-term debt, net of current maturities                               389,543               398,221
Subordinated notes                                                      175,000               175,000
Other noncurrent liabilities                                             27,361                26,593
                                                                    -------------         -------------
     Total liabilities                                                  708,739               699,450
                                                                    -------------         -------------
Redeemable common stock                                                  60,000                60,000

Stockholders' deficit:
  Common stock                                                               --                    --
  Additional paid-in capital                                             87,538                87,538
  Accumulated deficit                                                  (376,893)             (371,333)
  Accumulated other comprehensive loss                                  (10,003)              (10,716)
                                                                    -------------         -------------
     Total stockholders' deficit                                       (299,358)             (294,511)
                                                                    -------------         -------------
                                                                      $ 469,381             $ 464,939
                                                                    =============         =============